UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2017

Deltic Timber Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-12147 (Commission File Number)	71-0795870 (IRS Employer Identification No.)
210 East Elm Street, El Dorado, Arkansas (Address of Principal Executive Offices)		71730 (Zip Code)

Registrant’s telephone number, including area code: (870) 881-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Other Events. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

The information in the fifth and sixth paragraphs under Item 5.02(c) below is incorporated herein by reference.

(c)

On February 27, 2017, Deltic Timber Corporation (the “Company”) announced the appointment of John D. Enlow as its new President and Chief Executive Officer, effective March 8, 2017. Mr. Enlow, age 49, most recently served as Vice President, Real Estate and Southern Timberlands for Weyerhaeuser Company, from 2014 to 2016. Prior to that, Mr. Enlow was employed by Rayonier Inc., which he joined in 1997 and where he served as Region Director, Northern and Region Director, Atlantic from 2012 to 2014, and Region Director, Atlantic from 2007 to 2012. Mr. Enlow began his professional career at Union Camp Corporation, where he was employed from 1990 to 1997. He currently serves as a member of the Board of Directors of the Georgia Forestry Association & Wood Supply Research Institute and Forest Resources Association. Mr. Enlow received his B.S. in Forestry from Mississippi State University in 1990 and his M.B.A. from Brenau University in 1992.

Mr. Enlow will receive an annual base salary of $500,000 and a target annual incentive opportunity equal to 85% of his base salary. He will receive a sign-on bonus of $75,000 and a sign-on equity award with an aggregate value of $650,000, as follows: (i) 50% in performance-based restricted stock units which may be earned at 0%-200% based on four-year performance targets to be set by the Board of Directors; (ii) 25% in stock options vesting in equal annual installments over four years; and (iii) 25% in restricted stock cliff vesting after four years, in each case subject to Mr. Enlow’s continued employment.

In the event that Mr. Enlow’s employment is terminated by the Company without cause or by Mr. Enlow for good reason (as defined in his offer letter), Mr. Enlow will be entitled to a severance payment equal to one times his annual salary and target annual incentive and pro rata vesting of his sign-on equity awards, subject to performance through his termination date in the case of his performance-based restricted stock units. In the event such a termination occurs within two years following a change in control of the Company, his severance will be two times his base salary and target annual incentive, his sign-on equity award will vest in full, subject to performance in the case of his performance-based restricted stock units, and he will be entitled to a pro rata annual incentive and outplacement benefits of up to $20,000. Mr. Enlow will also be entitled to continuation of his Company medical benefits for up to two years. These severance benefits are subject to Mr. Enlow’s execution of a customary release of claims in favor of the Company.

Mr. Enlow’s offer letter is attached hereto as Exhibit 10.1 and the Company’s press release announcing Mr. Enlow’s appointment is attached hereto as Exhibit 99.1.

D. Mark Leland, who has served as interim President and Chief Executive Officer of the Company since October 10, 2016, will step down from that position upon effectiveness of Mr. Enlow’s appointment. Thereafter, Mr. Leland will continue to serve as an independent member of the Company’s Board of Directors.

Separately, on February 21, 2017, Kenneth D. Mann, Vice President, Finance and Administration, Treasurer and Chief Financial Officer of the Company, was placed on administrative leave and his responsibilities, including those as principal financial officer, were assigned on an interim basis to Byrom L. Walker, the Company’s Controller and principal accounting officer. Mr. Mann’s employment was terminated for cause by the Board of Directors on February 24, 2017, at which time the Board formally appointed Mr. Walker as interim Vice President, Finance and Administration, Treasurer and Chief Financial Officer.

Mr. Walker, age 55, is continuing to serve as the Company’s Controller and principal accounting officer. Mr. Walker has served as Controller since 2007. From 2006 to 2007, Mr. Walker was Manager of Financial Reporting for the Company. Prior to joining the Company, Mr. Walker was Corporate Controller for Teris, LLC, a division of Suez S.A., a position he held from 2004. Mr. Walker received his B.A. in Accounting from Baylor University.

(e)

The information in the second and third paragraphs under Item 5.02(c) above is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On February 20, 2017, Mr. Mann informed the Company’s General Counsel that he misappropriated certain Company assets for personal use. As noted under Item 5.02(c), on February 21, 2017, Mr. Mann was placed on administrative leave and on February 24, 2017 his employment was terminated for cause. Upon termination, the Company’s Board of Directors revoked all of Mr. Mann’s unvested equity awards, his 2017 cash incentive bonus, and equity awards that vested on February 20, 2017. The amount of assets Mr. Mann indicated he misappropriated is not financially material to the Company and is less than the value of the revoked cash incentive bonus.

The Audit Committee of the Company’s Board of Directors has retained Davis Polk & Wardwell LLP to assist in its review of matters involving Mr. Mann. Upon conclusion of this review, the Company intends to seek full reimbursement from Mr. Mann for all misappropriated amounts.

Subject to information that may come to light in connection with the Audit Committee’s ongoing review, the Company currently does not expect that matters involving Mr. Mann will have a material impact on its previously issued financial statements, and the Company currently intends to file its Annual Report on Form 10-K for the year ended December 31, 2016 by the due date therefor of March 16, 2017.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer letter to John Enlow.

99.1	Press release dated February 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2017	Deltic Timber Corporation

	By:	/s/ Jim F. Andrews, Jr.
Name: Jim F. Andrews, Jr. Title: Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Offer letter to John Enlow.
99.1	Press release dated February 27, 2017.

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